Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment No. 233 to Registration Statement No. 002-84776 on Form N–1A of our report dated December 11, 2019 relating to the financial statements and financial highlights of Fidelity Advisor Value Fund and our reports dated December 13, 2019 relating to the financial statements and financial highlights of Fidelity Advisor Floating Rate High Income Fund and Fidelity Advisor High Income Advantage Fund, each a fund of Fidelity Advisor Series I, appearing in the Annual Report on Form N-CSR of Fidelity Advisor Series I for the year ended October 31, 2019, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

December 19, 2019